Exhibit 99.1

FS Credit Income Fund Announces Increase to Distribution Rate

PHILADELPHIA, January 27, 2025 – FS Investments, a leading alternative asset manager with over $83 billion in assets under management, today announced that FS Credit Income Fund (the Fund), an opportunistic alternative credit strategy, will increase the distribution for all share classes effective with the payment of the monthly distribution on January 31, 2025.

The annualized distribution rate for Class I shares will increase to approximately 10% based on Fund’s net asset value (NAV) per share as of December 31, 2024, representing an increase of approximately 17%.1 More information regarding the distribution rate increase can be found in the Form 8-K filed on January 27, 2025.

The Fund returned 9.52% in 2024, outperforming high-yield bonds by 130 basis points and leveraged loans by 57 basis points.2 Effective December 1, 2024, the Fund’s management fee was lowered to 1.0% on gross assets and waived in its entirety through December 31, 2025.

“We believe the flexibility to invest across private and public credit in less trafficked areas of the public markets and in lower and core middle market private companies is key to delivering differentiated returns in today’s market,” said Andrew Beckman, Head of FS Investments’ Global Credit team and portfolio manager for the Fund. “We entered 2025 with a strong liquidity position to grow our allocation to private credit and take advantage of attractive investment opportunities that may arise from periods of volatility.”

FS Credit Income Fund seeks to dynamically invest in the best relative value opportunities across public and private credit to provide attractive total returns, including an attractive level of current income. The Fund invests in assets that are often outside the scope of liquid strategies and market indexes and traditional direct lending strategies.

About FS Investments

FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. The firm manages over $83 billion in assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class investment teams and partners. With its diversified platform and flexible capital solutions, the firm is a valued partner to general partners, asset owners and portfolio companies. FS Investments is grounded in its high-performance culture and guided by its commitment to building value for its clients, investing in its colleagues and giving back to its communities. The firm has more than 500 employees across offices in the U.S, Europe and Asia and is headquartered in Philadelphia.

1 The annualized distribution rate shown is expressed as a percentage equal to the projected annualized distribution amount per share (which is calculated by annualizing the most recent monthly cash distribution per Class I share declared as of the date indicated, without compounding), divided by the Fund’s NAV per Class I share as of the date indicated. The annualized distribution rate shown may be rounded. The payment of future distributions on the Fund’s common shares is subject to the discretion of the Fund’s board of trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions. The determination of the tax attributes of the Fund’s distributions is made annually at the end of the calendar year, and a determination made on an interim basis may not be representative of the actual tax attributes of the Fund’s distributions for a full year. The actual tax characteristics of distributions to shareholders are reported to shareholders annually on Form 1099-DIV. The Fund may pay distributions in significant part from sources that may not be available in the future and that are unrelated to the Fund’s performance, such as return of capital or borrowings. For the 12 months ended December 31, 2024, 100% of FS Credit Income Fund’s distributions were funded through ordinary income.

2 High yield bonds are represented by the ICE BofA Merrill Lynch U.S. High Yield Index. Loans are represented by the Morningstar LSTA Leveraged Loan Index.

Contact Information

Melanie Hemmert

media@fsinvestments.com

Forward-Looking Statements and Important Disclosures

This press release may contain certain forward-looking statements, including statements with regard to the future performance or operations of the Fund. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Fund makes with the U.S. Securities and Exchange Commission. The Fund undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Fund’s investment objective is to provide attractive total returns, which will include current income and capital appreciation. There can be no assurance that the Fund will be able to achieve its investment objective.

An investment in the Fund involves a high degree of risk and may be considered speculative. Investors are advised to consider the investment objectives, risk and charges and expenses of the Fund carefully before investing. The Fund’s prospectus contains this and other information about the Fund. Investors may obtain a copy of the Fund’s prospectus free of charge at www.fsinvestments.com or by contacting FS Investments at 201 Rouse Blvd., Philadelphia, PA 19112 or by phone at 877-628-8575. Investors should read and carefully consider all information found in the Fund’s prospectus and other reports filed with the U.S. Securities and Exchange Commission before investing.

Securities offered through ALPS Distributors, Inc. (1290 Broadway, Suite 1000, Denver, CO 80203, member FINRA), the distributor of the Fund. FS Investment Solutions, LLC is an affiliated broker-dealer that serves as the exclusive wholesale marketing agent for the Fund. FS Investment Solutions, LLC and ALPS Distributors, Inc. are not affiliated.